Exhibit 19.1

Securities Trading Policy

I. Purpose

The purpose of this policy is to describe the standards governing the handling of non-public information of Universal Logistics Holdings, Inc. and its subsidiaries (collectively, the “Company”) and the buying and selling of the Company’s securities.

II. Scope

The general prohibitions of this Policy apply to all directors, officers and employees of the Company. The restrictions set forth in Part V (blackout periods) and Part VI (pre-clearance) apply only to directors, executive officers,1 and certain designated officers and employees. If you are unsure whether you are subject to the restrictions set forth in Parts V or VI, please contact the Company’s Secretary. The same restrictions described in this Policy also apply to your spouse, minor children, and anyone else living in your household; partnerships in which you are a general partner; trusts of which you are a trustee; estates of which you are an executor; and investment funds or other similar vehicles with which you are affiliated (collectively, “Related Parties”). You are responsible for compliance with this Policy by your Related Parties. For purposes of this Policy, references to “trading” or to “transactions in securities of the Company” include purchases or sales of Company stock, puts and calls, derivative securities based on securities of the Company, gifts of Company securities, loans of Company securities, hedging transactions involving or referencing Company securities, contributions of Company securities to a trust, and trades in Company stock made under an employee benefit plan, such as a 401(k) plan. Any violation of this securities trading policy (this “Policy”) may result in immediate dismissal and may subject the individual involved to both civil and criminal penalties. This is an extremely important matter, and we urge you to read the following with care.

III. Policy Statement

If you possess material nonpublic information relating to the Company, neither you nor any Related Party may do any of the following:

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effect transactions in securities of the Company (other than pursuant to a pre-arranged trading plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended as described in Part VII below) or engage in any other action that take advantage of that information;
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disclose that information to any person outside the Company, except as permitted under applicable Company policies and procedures;
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suggest or otherwise recommend that any person effect a transaction in securities of the Company or engage in any other action that takes advantage of that information; or
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assist anyone engaged in any of the foregoing activities.

1 Executive officers for purposes of this Policy are the Company’s officers who are identified in its public filings or otherwise subject to Section 16(b) of the Securities Exchange Act of 1934.

This Policy will continue to apply after termination of employment to the extent that you are in possession of material nonpublic information at the time of termination. In such an event, no transaction in securities of the Company may take place until the information becomes public or ceases to be material. This Policy also applies to information, obtained in the course of employment with, or by serving as a director of, the Company, that relates to any other company, including our affiliates, customers, vendors, and any entity with which we may be negotiating a major transaction. Neither you nor a Related Party may engage in transactions in the other company’s securities while in possession of material nonpublic information concerning that company that was obtained in the course of employment with Universal.

Material Information. “Material information” is any information that a reasonable investor would consider important in a decision to effect a transaction in securities of the Company. In short, any information that could reasonably affect the price of such securities. Either positive or negative information may be material. Common examples of information that will frequently be regarded as material are:

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projections of future earnings or losses, or other guidance concerning earnings;
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the fact that earnings are inconsistent with consensus expectations;
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a pending or proposed merger, joint venture, acquisition or tender offer;
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a significant sale of assets or the disposition of a subsidiary or business unit;
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changes in dividend policies or the declaration of a stock split or the offering of additional securities;
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changes in senior management or other key employees;
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significant legal or regulatory exposure due to a pending or threatened lawsuit or investigation;
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a material cyber incident that has not been disclosed;
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changes in legislation affecting our business; and
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the gain or loss of a substantial customer, client or supplier.

Tipping Information to Others. Whether the information consists of proprietary information about the Company or other information that could have an impact on the price of the Company’s securities, you must not pass the information on to others. Penalties will apply whether or not you derive, or even intend to derive, any profit or other benefit from another’s actions.

When Information is Public. You may not trade on the basis of material information until it has been broadly disclosed (such as through a press release or a filing with the Securities and Exchange Commission) and the public has had time to learn of the information. As a general rule, you should wait until the end of the second full business day after the information is released. Thus, if information is released before the market opens on a Tuesday, you should not trade until Thursday.

Transactions under Company Plans. This Policy applies to the following elections under a 401(k) plan (if the Company should make Company securities an investment alternative under its 401(k) plans):

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Increasing or decreasing periodic contributions allocated to the purchase of Company securities;
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intra-plan transfers of an existing balance in or out of Company securities;
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borrowing money against the account if the loan results in the liquidation of any portion of Company securities; and
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pre-paying a loan if the pre-payment results in allocation of the proceeds to Company securities.

Confidentiality Obligations. The restrictions set forth in this Policy are designed to avoid misuse of material nonpublic information in violation of the securities laws. These restrictions are in addition to, and in no way alter, the general obligations that each director, officer and employee of the Company has to maintain the confidentiality of all confidential or proprietary information concerning the Company and its business, as well as any other confidential information, that may be learned in the course of service or employment with the Company. No such information is to be disclosed to any other person in the Company, unless that person has a clear need to know that information, and no such information may be disclosed to any third parties, except as required or otherwise contemplated by your function or position. You should take precautions to prevent the unauthorized disclosure or other misuse of such information by maintaining files securely, avoiding discussions of such information in public and taking extra care when distributing such information electronically.

IV. Additional Prohibited Transactions

Directors, officers and employees of the Company, and their Related Parties, are also prohibited from engaging in any of the following activities with respect to securities of the Company:

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Purchasing and pledging securities of the Company on margin;
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engaging in short sales of Company securities;
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buying or selling puts, calls, options or other derivatives in respect of securities of the Company; or
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hedging in respect of the securities of the Company.

V. Blackout Periods

The Company’s announcement of quarterly financial results has the potential to have a material impact on the market for the Company’s securities. Therefore, in order to avoid any appearance that its directors, officers, employees, and other insiders are trading while aware of material nonpublic information, all directors, executive officers and certain other persons who are or may be expected to be aware of quarterly financial results of the Company are subject to quarterly blackouts on trading.

The Company established the following “blackout periods” in relation to the publication of its annual and quarterly results:

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The period starting two weeks before the end of its fiscal year and ending on and including the second trading day after public announcement of the Company’s annual financial results; and
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the period starting two weeks before the end of each of its fiscal quarters and ending on and including the second trading day after public announcement of the Company’s financial results for the quarter.

During these blackout periods, the following persons and their Related Parties are prohibited from effecting transactions in securities of the Company:

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Directors and executive officers;
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employees in the accounting, finance, and legal departments; and
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any other person designated by the Chief Executive Officer or his or her designee.

You should be aware that the blackout periods described above may be modified by the Company at any time. In addition, the Company may from time to time determine that effecting transactions in securities of the Company is inappropriate at a time that is outside the blackout periods and, accordingly, may notify you of additional closed periods at any time. For example, a short blackout period may be imposed shortly before issuance of interim earnings guidance. Those subject to blackout period requirements will receive notice of any modification by the Company of the closed period policy or of any additional prohibition on trading during a non-blackout period. Persons subject to the blackout period restrictions who terminate their employment with the Company during a blackout period will remain subject to the restrictions until the end of such period. See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.

VI. Pre-Clearance of Transactions

All transactions in securities of the Company by the following persons and their Related Parties must be pre-cleared with the Company’s Chief Financial Officer or his or her designee:

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Directors, executive officers, any other officer who has an obligation to file reports under Section 16 of the Exchange Act;
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employees in the accounting, finance and legal departments; and
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any other person designated by the Chief Executive Officer or his or her designee.

Persons subject to these restrictions should contact the Chief Financial Officer or his or her designee at least two business days (or such shorter period as the Chief Financial Officer or his or her designee may determine) in advance and may not transact unless given clearance to do so, which clearance, if granted, is valid only for five business days following the approval date. Even if such a person has previously received pre-clearance, the individual cannot trade in securities of the Company if the person possesses material, non-public information affecting the Company. Any person that is made aware of the reason for an event-specific prohibition on trading should in no event disclose the reason for the prohibition to third parties and should avoid disclosing the existence of the prohibition, if possible. See Part VII below for the principles applicable to transactions under Rule 10b5-1 plans.

VII. Rule 10b5-1 Plans

The SEC adopted a safe harbor rule, Rule 10b5-1, which provides a defense against insider trading liability for trades that are effected pursuant to a pre-arranged trading plan that meets specified conditions. The trading plan must be properly documented and all of the procedural conditions of the Rule must be satisfied to avoid liability.

Rule 10b5-1 plans allow transactions for the account of an insider to occur during blackout periods or while the insider has material nonpublic information provided the insider has previously given instructions or other control to effect pre-planned transactions in securities of the Company to a third party. The insider must establish the plan at a time when he or she is not in possession of material nonpublic information and the insider may not exercise any subsequent influence over how, when or whether to effectuate the transactions. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

In addition to other specified conditions, a Rule 10b5-1 plan must specify in writing in advance the amount and price of the securities to be sold and the date for the sale (or a formula for determining the amount, price and date) or must otherwise not permit the insider to exercise any subsequent influence over how, when or whether to effect the sales.

After adopting a valid Rule 10b5-1 plan, directors and officers must wait until the later of (a) 90 days following plan adoption or modification, or (b) two business days following the disclosure in certain periodic reports of the Company’s financial results for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days following plan adoption or modification), before any trading can start under the trading arrangement. Persons other than the Company or directors and officers must wait 30 days before any trading can start under the trading arrangement or modification.

Directors and officers must include a representation in their Rule 10b5-1 plan to certify, at the time of the adoption of a new or modified plan, that: (1) they are not aware of material nonpublic information about the Company or its securities; and (2) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. You may not use multiple overlapping Rule 10b5-1 plans, and your ability to rely on the affirmative defense for a single-trade plan is limited to one such plan during any consecutive 12-month period.

After adopting a valid Rule 10b5-1 plan, the insider will have an affirmative defense that a sale under the plan was not made “on the basis of” material nonpublic information.

The Company will treat the creation, modification, or termination of a Rule 10b5-1 plan as a transaction subject to the blackout period rules set forth in this Policy. Transactions effectuated pursuant to a properly established Rule 10b5-1 plan, however, will not be subject to the blackout periods of this Policy. The Company will also treat the creation, modification, or termination of a Rule 10b5-1 plan as a transaction subject to pre-clearance under this Policy at the time the plan is established, modified, or terminated. Persons subject to the pre-clearance policy should coordinate any such plans or arrangements with the Company’s Chief Financial Officer or his or her designee. Even though each transaction effected under a Rule 10b5-1 plan does not need to be pre-cleared, it nonetheless must be made in accordance with the securities laws and regulations and must be reported on a Form 4 under Section 16 of the Exchange Act.

VIII. Communications with Government Agencies Nothing in this Policy prohibits or restricts any director, officer or employee from communicating directly with, filing a charge or complaint with, responding to any inquiry from, providing testimony before, participating in any investigation or proceeding conducted by, or fully cooperating with the U.S. Securities and Exchange Commission, the Department of Justice, any self-regulatory organization or any other regulatory authority.

IX. Assistance

Any person who has any questions about this Policy or about specific transactions may contact the Company’s Chief Financial Officer or his or her designee. The ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, it is imperative that you use your best judgment and to ask before acting if you are uncertain

Last Updated: February 14, 2024